EXHIBIT 99.1

H E I D R I C K  &  S T R U G G L E S

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES NAMES NEW

INDEPENDENT DIRECTOR TO ITS BOARD

CHICAGO (September 19, 2003)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced it has named John A. Fazio to its Board of Directors.

Fazio, 59, is the former Senior General Practice Partner of PricewaterhouseCoopers (PWC). He retired from PWC in 2000 following 35 years of service to the global accounting and professional services company. A Certified Public Accountant and a Certified Management Accountant, he had an impressive career at PWC, holding a variety of accounting, auditing, consulting, and administrative senior positions. Currently, Fazio sits on the boards—as well as the audit committees—of ImClone Systems, Inc. and Dendrite International, Inc.

“John is a seasoned executive who possesses extensive financial and operational experience enhanced by broad international exposure, including many years of dealing with the issues we face as we continue to expand our business globally,” said Thomas J. Friel, Chairman and Chief Executive Officer of Heidrick & Struggles. “His successful track record at PricewaterhouseCoopers speaks for itself and we are pleased to welcome him to our Board of Directors.”

Added Richard I. Beattie, Chairman of the Nominating and Board Governance Committee of the Heidrick & Struggles Board: “John brings to our Board the dual strengths of substantial experience in the professional services arena and proven financial acumen. His appointment as an independent director further solidifies the Board’s commitment to excellent corporate governance.”

Presently, the Heidrick & Struggles Board comprises five independent directors and two inside directors.

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search, interim executive placement, and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Contact

Eric Sodorff (media)

312-496-1613 or esodorff@heidrick.com

Lynn McHugh (analysts)

312-496-1593 or lmchugh@heidrick.com